Exhibit 99.1

Multi - family/Commercial Real Estate Lending MF/CRE loan portfolio grew by $679.8 million for the 12 months ended March 31, 2015 and represents 41% of the total loan portfolio at March 31, 2015, compared to 34% at March 31, 2014. » $4.9 billion portfolio 1Q15 originations of $259.9 million , with a weighted average LTV at origination of approximately 50% and weighted average debt service coverage ratio of approximately 1.64, all in footprint Weighted average LTV on total MF/CRE loan portfolio < 48% » Focus on rent controlled, rent stabilized apartments in New York City Approximately 85% of the multi - family loan portfolio and pipeline loans are subject to rent control or rent stabilization Pipeline of approximately $237.6 million at March 31, 2015 with weighted average coupon of approximately 3.39% 6